UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2007

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.		08540-1437
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2007, Medarex entered into new employment agreements (together, the “Agreements”) with each of Mr. Christian S. Schade, Senior Vice President and Chief Financial Officer; Dr. Nils Lonberg, Senior Vice President and Scientific Director; and Dr. Geoffrey M. Nichol, Senior Vice President, Product Development.  The Agreements were entered into for an initial term expiring December 31, 2008 and renew automatically for one-year periods unless terminated upon prior written notice by either party.  These Agreements supersede and replace the existing employment agreements between Medarex and each of these individuals.

The material terms of the Agreements are outlined below. The outline of material terms contained herein does not purport to be a complete description of the Agreements which have been filed with the Securities and Exchange Commission pursuant to Item 9.01 of this Current Report on Form 8-K.

Cash Compensation

Mr. Schade will be paid a base salary of $500,000 annually, and Drs. Lonberg and Nichol will each be paid a base salary of $400,000 annually. If performance targets are satisfied,  a cash bonus (the “Target Bonus”) may be awarded to each executive equal to, in the case of Mr. Schade, $250,000, and in the case of each of Drs. Lonberg and Nichol, $160,000. There is no guaranteed minimum level of bonus, and the actual amount of the Target Bonus, if any, for each executive will be determined by the Compensation and Organization Committee (the “Committee”) of the Medarex Board of Directors (the “Board”), in its sole discretion.

Equity Compensation

Mr. Schade and Drs. Lonberg and Nichol (each, an “Executive”) will be eligible to participate in Medarex’s annual awards to executives of long-term incentive compensation in the form and the terms as determined by the Committee.

Payments Upon Termination

In the event of an Executive’s death or disability, or termination of employment due to Cause or without Good Reason (each as defined in the Agreements), the Executive will be entitled to all earned or vested compensation and benefits through the date of termination. In the event of termination as a result of disability, the Executive will also be entitled to benefits for six (6) months following termination. If the Executive’s employment is terminated by Medarex other than for Cause or if the Executive terminates his employment for Good Reason, other than in the event of a Change in Control (as defined in the Agreements), the Executive will receive:

1.     Base salary for a period of two (2) years following the termination date;

2.     Continuation of standard employee benefits, to the extent permissible by insurance carriers and applicable plans, for two (2) years after the termination date; and

3.     Accelerated vesting of unvested stock options and other equity awards, and the Executive shall be entitled to exercise stock options for eighteen (18) months from termination or until the expiration of such options, whichever period is shorter.

In the event of a Change in Control and the Executive’s employment is terminated without Cause by Medarex or with Good Reason by the Executive, the Executive will be entitled to the compensation and benefits described in paragraphs 1-2 above and, in addition, will be entitled to:

1.        Accelerated vesting of unvested stock options and other equity awards, and the Executive shall be entitled to exercise stock options for three (3) years from termination or until the expiration of such options, whichever period is shorter;

2.        two (2) times the greater of (i) his Target Bonus for the year during which his termination occurs, and (ii) his prior year’s bonus, plus (iii) an amount (pro rated for the number of days worked in the year of termination) equal to the greater of (x) his Target Bonus for the year during which his employment is terminated and (y) his prior year’s bonus; and

3.        payment of defined excise taxes imposed on the Executive as a result of any payment, acceleration of stock options, restricted shares or other equity awards or other benefit made or provided to him under the Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Employment Agreement entered into on October 5, 2007 between Christian S. Schade, Senior Vice President and Chief Financial Officer and Medarex, Inc.

99.2	Employment Agreement entered into on October 5, 2007 between Dr. Nils Lonberg, Senior Vice President and Scientific Director and Medarex, Inc.

99.3	Employment Agreement entered into on October 5, 2007 between Dr. Geoffrey M. Nichol, Senior Vice President, Product Development and Medarex, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.

Date: October 11, 2007	/s/ HOWARD H. PIEN
Howard H. Pien
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Employment Agreement entered into on October 5, 2007 between Christian S. Schade, Senior Vice President and Chief Financial Officer and Medarex, Inc.
99.2	Employment Agreement entered into on October 5, 2007 between Dr. Nils Lonberg, Senior Vice President and Scientific Director and Medarex, Inc.
99.3	Employment Agreement entered into on October 5, 2007 between Dr. Geoffrey M. Nichol, Senior Vice President, Product Development and Medarex, Inc.